Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Andrea Henderson
Director of Marketing
Bank of Marin
415-884-4757 | andreahenderson@bankofmarin.com

BANK OF MARIN ANNOUNCES RETIREMENT OF
NORMA J. HOWARD FROM BOARDS OF DIRECTORS
Recognized for Communications Expertise and Community Leadership

NOVATO, CA - (November 24, 2021) – Bank of Marin Bancorp (NASDAQ: BMRC) has announced the retirement of Norma J. Howard from the Company’s Boards of Directors after 25 years of service effective January 3, 2022. Ms. Howard joined the Bank of Marin Board in 1996.

A longtime resident of Marin County, Ms. Howard enjoyed a 33-year career in the telecommunications industry working for Pacific Bell. In her role with the company, she acted as spokesperson for media, community relations and public affairs issues across a twenty-four county region. Since 2004, Ms. Howard has served as President of NOHOW Communications Consulting, a public affairs and public relations firm.

Ms. Howard has served on numerous other boards including Birkenstock Footprint Sandals, Inc., American Red Cross, United Way of the Bay Area, the California State Automobile Association, ACA Holdings Inc., a subsidiary of CSAA and Canal Alliance.

“It has been my honor to serve on the Company’s boards and leverage my extensive experience to guide the Bank’s growth,” said Norma J. Howard. “I am proud of the institution that we have built and am excited to see it continue to grow for many years to come.”

In her tenure on the Bank of Marin Board, Ms. Howard has served as a member of the Compensation Committee since 1999, chairing the Committee from 2002 to 2007. She has been a member of the Audit Committee from 2012 to 2015, a member of the Executive Committee and Nominating and Governance Committee since 2014 and most recently served as Chair of the Nominating and Governance Committee.

“We have greatly appreciated Norma’s longtime service and commitment to Bank of Marin,” said Brian M. Sobel, Chairman of the Board of Directors. “Norma brought depth of experience in communications and community leadership to her Board role and has contributed significantly to the ongoing success of the Bank. We wish her the very best in her retirement.”

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.261 billion as of September 30, 2021, Bank of Marin has 31 branches and 8 commercial banking offices located across 10 Northern California counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has frequently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.